Exhibit 99.1

News Release
Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE THIRD QUARTER OF 2008
     MINNEAPOLIS, October 21, 2008 – U.S. Bancorp (NYSE: USB) today reported its financial results for the third quarter of 2008. Diluted earnings per common share of $.32 in the current quarter were lower than the $.62 of diluted earnings per common share reported for the third quarter of 2007. Included in the results were securities valuation losses representing $.18 per diluted common share and an incremental provision for credit losses equal to $.10 per diluted common share. The Company’s fundamental business performance continues to be strong, despite the challenging financial markets. Results for the third quarter included strong growth year-over-year in net interest income, average loans and deposits and fee revenue, as customers continued to seek banks with strong capital and the ability to provide them with financial products and services during this period of economic uncertainty. Highlights for the third quarter of 2008 included:
•	Net interest income growth of 16.7 percent over the third quarter of 2007, driven by:
•	Average earning assets growth of 10.3 percent

•	Net interest margin expansion: 3.65 percent in the third quarter of 2008 versus 3.44 percent in the third quarter of 2007
•	Average loan growth of 12.9 percent over the third quarter of 2007, driven by:
•	Average commercial loan growth of 15.2 percent, principally in high quality corporate lending

•	Average retail loan growth of 15.2 percent, led by credit card balances, home equity lines and student loans
•	Average deposit growth of 12.1 percent over the third quarter of 2007, including:
•	Average noninterest-bearing deposits growth of 5.1 percent

•	Average total savings deposit growth of 13.6 percent, led by 24.0 percent growth in interest checking balances

•	Total deposit growth of $4.4 billion, or 3.2 percent, June 30, 2008, to September 30, 2008

U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

•	Credit costs, as expected, trended higher, but coverage ratios remained strong:
•	Provision for credit losses exceeded net charge-offs by $250 million, resulting in provision expense equal to 150 percent of net charge-offs
•	Allowance to period-end loans increased to 1.71 percent at September 30, 2008, compared with 1.60 percent at June 30, 2008

•	Ratio of nonperforming assets to loans plus other real estate equaled .88 percent at September 30, 2008, well below the ratios posted by our peer banks-to-date
•	Regulatory capital ratios remained strong and on target at September 30, 2008, with:
•	Tier 1 capital ratio of 8.5 percent

•	Total risk-based capital ratio of 12.3 percent

•	89 percent of earnings returned to shareholders in the first nine months of 2008

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q08 vs	3Q08 vs	YTD	YTD	Percent
	2008	2008	2007	2Q08	3Q07	2008	2007	Change

Net income	$576	$950	$1,096	(39.4)	(47.4)	$2,616	$3,382	(22.6)
Diluted earnings per common share	.32	.53	.62	(39.6)	(48.4)	1.46	1.89	(22.8)

Return on average assets (%)	.94	1.58	1.95			1.45	2.04
Return on average common equity (%)	10.8	17.9	21.7			16.6	22.4
Net interest margin (%)	3.65	3.61	3.44			3.60	3.46
Efficiency ratio (%)	48.1	47.5	50.0			46.3	47.9
Tangible efficiency ratio (%) (a)	45.8	45.2	47.3			44.1	45.2

Dividends declared per common share	$.425	$.425	$.400	—	6.3	$1.275	$1.200	6.3
Book value per common share (period-end)	11.50	11.67	11.41	(1.5)	.8

(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     U.S. Bancorp reported net income of $576 million for the third quarter of 2008, compared with $1,096 million for the third quarter of 2007. Diluted earnings per common share of $.32 in the third quarter of 2008 were lower than the same period of 2007 by 48.4 percent, or $.30 per diluted common share. Return on average assets and return on average common equity were .94 percent and 10.8 percent, respectively, for the third quarter of 2008, compared with returns of 1.95 percent and 21.7 percent, respectively, for the third
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

quarter of 2007. Challenging market conditions impacted the third quarter of 2008 results. Significant items included in the third quarter of 2008 results were $411 million of securities losses, which included valuation impairments of structured investment securities, perpetual preferred stock, including the stock of government sponsored enterprises (“GSEs”), and certain non-agency mortgage-backed securities. In addition, the Company recorded other market valuation losses related to the bankruptcy of an investment banking firm and continued to build the allowance for credit losses by recording $250 million of provision for credit losses expense in excess of net charge-offs. These items reduced earnings per diluted common share by approximately $.28. The Company’s results for the second quarter of 2008 were also affected by similar items, including net securities losses of $63 million, which primarily reflected impairment charges on structured investment securities, and an incremental provision for credit losses, which exceeded net charge-offs by $200 million. Together, these items reduced second quarter of 2008 earnings per diluted common share by approximately $.11.
     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp’s third quarter results reflected the underlying strength of our banking franchise and business model, as well as the challenges presented to us by the current operating environment. Strong year-over-year growth in average loans and deposits, an expanded net interest margin and higher fee-based revenue, demonstrated our ability – and on-going opportunity – to provide banking products and services to our growing customer base. Although the Company’s fundamental performance was solid, earnings per diluted common share of $.32 were lower than both the previous quarter of 2008 and the same quarter of 2007, as current market conditions led to valuation losses on certain investments and higher credit costs.
     “Throughout the quarter, our business lines remained focused on revenue growth initiatives, while continuing to prudently manage risk. An expansion of the net interest margin to 3.65 percent, along with strong earning asset growth, resulted in a 16.7 percent increase in net interest income over the third quarter of 2007. Our fee-based products also posted strong growth, led by commercial products revenue, treasury management fees and payments-related revenue. This year-over-year growth in loans, deposits and fees specifically points to the successful implementation of a number of revenue growth initiatives, in addition to the Company’s ability to attract new business. We continue to be viewed as a strong and stable banking partner.
     “As expected, credit costs were higher this quarter, reflecting stress in the residential mortgage portfolio and residential homebuilding and related businesses, as well as the overall economy. Net charge-
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

offs of $498 million were higher than the previous quarter by 25.8 percent and equal to 1.19 percent of average loans outstanding. Nonperforming assets ended the quarter at $1,492 million, an increase of 31.5 percent over the second quarter of this year, and equal to .88 percent of outstanding loans plus other real estate. Consistent with the prior two quarters, the Company recorded incremental provision for credit losses. This $250 million incremental provision increased the allowance to period-end loans coverage to 1.71 percent at September 30, 2008. Given the current economic conditions, providing for credit losses over and above net charge-offs is prudent. We began this credit cycle with a strong balance sheet and we intend to keep that balance sheet strong throughout, and beyond, the end of this cycle. Credit costs will continue to increase in the coming quarter, but we expect that increase to be manageable given the Company’s capacity to produce solid, core operating earnings.
     “During September, we publicly disclosed that the Company’s third quarter results would include valuation impairments related to certain structured investment securities and the perpetual preferred stock of two government sponsored enterprises. The Company’s results for the quarter included the losses as presented in September, along with additional write-downs related to events that took place subsequent to that disclosure, including a bankruptcy and certain financial institution failures. In total, these market-related losses reduced third quarter earnings per diluted common share by $.18.
     “Our capital position remains strong. The Company’s Tier 1 capital ratio at September 30, 2008, was 8.5 percent, on target and equal to the ratio at the end of the second quarter. Our strong capital position has enabled us to grow our businesses, while still returning a substantial portion of our earnings to shareholders, primarily through dividends. Year-to-date, we have returned 89 percent of earnings to shareholders.
     “Finally, I want to take a moment to thank all of our employees for their exceptional effort and dedication during this past year. These historic times have presented challenges, but they have also given our employees the opportunity to focus on building deeper relationships with our customers, serving our communities and creating value for our shareholders. Our employees have embraced this opportunity and are now, and will be, a critical component in our ability to grow, prosper and meet the challenges of the future. Our 54,000 employees are engaged, focused and dedicated to maintaining and enhancing U.S. Bancorp’s position of strength within our markets and the financial services industry.”
     The Company’s net income for the third quarter of 2008 decreased by $520 million (47.4 percent) from the same period of 2007. The reduction in net income year-over-year was the result of strong growth in net interest income (16.7 percent), offset by securities impairments and an increase in the provision for credit
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

losses. On a linked quarter basis, net income declined by $374 million (39.4 percent), as strong growth in net interest income was offset by securities impairments and higher credit costs during the quarter.
     Total net revenue on a taxable-equivalent basis for the third quarter of 2008 was $3,379 million, $183 million (5.1 percent) lower than the third quarter of 2007, reflecting a 16.7 percent increase in net interest income and a 24.8 percent decrease in noninterest income. The increase in net interest income year-over-year (16.7 percent) and on a linked quarter basis (3.1 percent, 12.4 percent annualized) was driven by growth in average earning assets and an improvement in the net interest margin. Noninterest income declined from a year ago and on a linked quarter basis, as strong growth in the majority of revenue categories was offset by securities impairments, other market valuation losses and higher retail lease residual losses.
     Total noninterest expense in the third quarter of 2008 was $1,823 million, $47 million (2.6 percent) higher than the third quarter of 2007, and $12 million (.7 percent) lower than the prior quarter. The increase year-over-year was principally due to higher costs associated with business initiatives designed to expand the Company’s geographical presence and strengthen customer relationships, including acquisitions and investments in relationship managers, branch initiatives and Payment Services’ businesses. The increase was partially offset by the impact of a $115 million charge recognized in the third quarter of 2007 related to Visa, Inc.’s settlement with American Express (“Visa Charge”). The increase in operating expense also included higher credit collection costs and incremental costs associated with investments in tax-advantaged projects. On a linked quarter basis, noninterest expense was relatively flat as increases due to a bank acquisition, higher occupancy and equipment expense, outside data processing costs and the impact of marketing and business development campaigns were offset by lower merchant processing expense, costs related to other real estate owned, employee benefits expense and ongoing prudent expense control.
     The provision for credit losses for the third quarter of 2008 was $748 million, an increase of $152 million over the second quarter of 2008 and $549 million over the third quarter of 2007. This represented an incremental increase of $250 million over net charge-offs in the third quarter of 2008 and $200 million in the second quarter of 2008. The increase in the provision for credit losses from a year ago reflected continuing stress in the residential real estate markets, as well as homebuilding and related industries, driven by declining home prices in most geographic regions. It also reflected the current economic conditions and the corresponding impact on the commercial and consumer loan portfolios. Net charge-offs in the third quarter of 2008 were $498 million, compared with net charge-offs of $396 million in the second quarter of 2008 and $199 million in the third quarter of 2007. Given current economic conditions and the continuing decline in
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

home and other collateral values, the Company expects net charge-offs to increase in the fourth quarter of 2008. Total nonperforming assets were $1,492 million at September 30, 2008, compared with $1,135 million at June 30, 2008, and $641 million at September 30, 2007. Nonperforming assets increased $357 million (31.5 percent) during the third quarter of 2008 over the second quarter of 2008 as a result of stress in residential home construction and related industries, as well as the residential mortgage portfolio, an increase in foreclosed properties and the impact of the economic slowdown on other commercial customers. The ratio of the allowance for credit losses to nonperforming loans was 222 percent at September 30, 2008, compared with 273 percent at June 30, 2008, and 441 percent at September 30, 2007.

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions, except per-share data)
				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q08 vs	3Q08 vs	YTD	YTD	Percent
	2008	2008	2007	2Q08	3Q07	2008	2007	Change

Net interest income	$1,967	$1,908	$1,685	3.1	16.7	$5,705	$5,001	14.1
Noninterest income	1,412	1,892	1,877	(25.4)	(24.8)	5,348	5,485	(2.5)

Total net revenue	3,379	3,800	3,562	(11.1)	(5.1)	11,053	10,486	5.4
Noninterest expense	1,823	1,835	1,776	(.7)	2.6	5,454	5,018	8.7

Income before provision and taxes	1,556	1,965	1,786	(20.8)	(12.9)	5,599	5,468	2.4
Provision for credit losses	748	596	199	25.5	nm	1,829	567	nm

Income before taxes	808	1,369	1,587	(41.0)	(49.1)	3,770	4,901	(23.1)
Taxable-equivalent adjustment	34	33	18	3.0	88.9	94	53	77.4
Applicable income taxes	198	386	473	(48.7)	(58.1)	1,060	1,466	(27.7)

Net income	$576	$950	$1,096	(39.4)	(47.4)	$2,616	$3,382	(22.6)

Net income applicable to common equity	$557	$928	$1,081	(40.0)	(48.5)	$2,563	$3,337	(23.2)

Diluted earnings per common share	$.32	$.53	$.62	(39.6)	(48.4)	$1.46	$1.89	(22.8)

Net Interest Income
     Third quarter net interest income on a taxable-equivalent basis was $1,967 million, compared with $1,685 million in the third quarter of 2007, an increase of $282 million (16.7 percent). The increase was due to strong growth in average earning assets as well as an improved net interest margin over a year ago. Average earning assets for the period increased over the third quarter of 2007 by $20.1 billion (10.3 percent), primarily driven by an increase of $19.0 billion (12.9 percent) in average loans and $1.4 billion (3.5 percent) in average investment securities. During the third quarter of 2008, the net interest margin increased to 3.65 percent compared with 3.44 percent in the third quarter of 2007. The improvement in the net interest margin
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

was due to several factors, including growth in higher spread assets, the benefit of the Company’s current asset/liability position in a declining interest rate environment and related asset/liability repricing dynamics. Also, given current market conditions, short-term funding rates were lower due to volatility and changing liquidity in the overnight fed funds markets.
     Net interest income increased by $59 million (3.1 percent) over the prior quarter of 2008. This favorable variance was due to growth in average earning assets of $2.9 billion (1.4 percent) and an increase in the net interest margin from 3.61 percent in the second quarter of 2008 to 3.65 percent in the current quarter.

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	3Q	2Q	3Q	3Q08 vs	3Q08 vs	YTD	YTD
	2008	2008	2007	2Q08	3Q07	2008	2007	Change

Components of net interest income
Income on earning assets	$3,110	$3,067	$3,379	$43	$(269)	$9,435	$9,878	$(443)
Expense on interest-bearing liabilities	1,143	1,159	1,694	(16)	(551)	3,730	4,877	(1,147)

Net interest income	$1,967	$1,908	$1,685	$59	$282	$5,705	$5,001	$704

Average yields and rates paid
Earning assets yield	5.77%	5.81%	6.90%	(.04)%	(1.13)%	5.96%	6.85%	(.89)%
Rate paid on interest-bearing liabilities	2.45	2.53	4.01	(.08)	(1.56)	2.72	3.95	(1.23)

Gross interest margin	3.32%	3.28%	2.89%	.04%	.43%	3.24%	2.90%	.34%

Net interest margin	3.65%	3.61%	3.44%	.04%	.21%	3.60%	3.46%	.14%

Average balances
Investment securities	$42,548	$42,999	$41,128	$(451)	$1,420	$43,144	$40,904	$2,240
Loans	166,560	163,070	147,517	3,490	19,043	161,639	145,965	15,674
Earning assets	214,973	212,089	194,886	2,884	20,087	211,372	192,788	18,584
Interest-bearing liabilities	185,494	183,855	167,805	1,639	17,689	182,943	165,240	17,703
Net free funds (a)	29,479	28,234	27,081	1,245	2,398	28,429	27,548	881

(a)	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

AVERAGE LOANS								Table 4

($ in millions)
				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q08 vs	3Q08 vs	YTD	YTD	Percent
	2008	2008	2007	2Q08	3Q07	2008	2007	Change

Commercial	$48,137	$47,648	$41,648	1.0	15.6	$47,089	$41,560	13.3
Lease financing	6,436	6,331	5,742	1.7	12.1	6,336	5,640	12.3

Total commercial	54,573	53,979	47,390	1.1	15.2	53,425	47,200	13.2

Commercial mortgages	22,302	21,192	19,592	5.2	13.8	21,281	19,608	8.5
Construction and development	9,446	9,281	8,870	1.8	6.5	9,309	8,928	4.3

Total commercial real estate	31,748	30,473	28,462	4.2	11.5	30,590	28,536	7.2

Residential mortgages	23,309	23,307	22,258	—	4.7	23,198	21,888	6.0

Credit card	12,217	11,559	9,895	5.7	23.5	11,611	9,221	25.9
Retail leasing	5,200	5,523	6,424	(5.8)	(19.1)	5,507	6,643	(17.1)
Home equity and second mortgages	17,858	17,106	16,048	4.4	11.3	17,166	15,781	8.8
Other retail	21,655	21,123	17,040	2.5	27.1	20,142	16,696	20.6

Total retail	56,930	55,311	49,407	2.9	15.2	54,426	48,341	12.6

Total loans	$166,560	$163,070	$147,517	2.1	12.9	$161,639	$145,965	10.7

     Average loans for the third quarter of 2008 were $19.0 billion (12.9 percent) higher than the third quarter of 2007, driven by growth in the majority of loan categories. This included growth in average total retail loans of $7.5 billion (15.2 percent), total commercial loans of $7.2 billion (15.2 percent), total commercial real estate loans of $3.3 billion (11.5 percent) and residential mortgages of $1.1 billion (4.7 percent). Retail loan growth for the third quarter of 2008 over the third quarter of 2007 included a $3.4 billion increase in federally guaranteed student loan balances due to both the transfer of balances from loans held for sale and a portfolio purchase earlier in 2008. Average loans for the third quarter of 2008 were higher than the second quarter of 2008 by $3.5 billion (2.1 percent), again reflecting growth in the majority of loan categories. Total commercial loans grew by $594 million (1.1 percent) in the third quarter of 2008 over the second quarter of 2008, driven by increases in corporate and commercial banking balances as business customers utilize bank credit facilities, rather than the capital markets, to fund business growth and liquidity requirements. Total commercial real estate loans also increased $1.3 billion (4.2 percent) over the second quarter of 2008, reflecting the acquisition of Mellon 1st Business Bank late in the second quarter of 2008, as well as new business growth. Consumer lending continues to experience strong growth in installment products, home equity lines and credit card balances.
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

     Average investment securities in the third quarter of 2008 were $1.4 billion (3.5 percent) higher than the third quarter of 2007. The increase was driven by the purchase in the fourth quarter of 2007 of structured investment securities from certain money market funds managed by an affiliate and an increase in tax exempt municipal securities, partially offset by a reduction in mortgage-backed and government agency securities. Average investment securities declined by $451 million (1.0 percent) from the second quarter of 2008, due to reductions in mortgage-backed and other asset-backed securities including the impact of impairments.

AVERAGE DEPOSITS								Table 5

($ in millions)
				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q08 vs	3Q08 vs	YTD	YTD	Percent
	2008	2008	2007	2Q08	3Q07	2008	2007	Change

Noninterest-bearing deposits	$28,322	$27,851	$26,947	1.7	5.1	$27,766	$27,531	.9
Interest-bearing savings deposits
Interest checking	32,304	32,479	26,052	(.5)	24.0	31,697	25,666	23.5
Money market savings	26,167	26,426	25,018	(1.0)	4.6	26,062	25,108	3.8
Savings accounts	5,531	5,377	5,283	2.9	4.7	5,348	5,375	(.5)

Total of savings deposits	64,002	64,282	56,353	(.4)	13.6	63,107	56,149	12.4
Time certificates of deposit less than $100,000	12,669	12,635	14,590	.3	(13.2)	12,969	14,693	(11.7)
Time deposits greater than $100,000	28,546	31,041	21,255	(8.0)	34.3	29,560	21,237	39.2

Total interest-bearing deposits	105,217	107,958	92,198	(2.5)	14.1	105,636	92,079	14.7

Total deposits	$133,539	$135,809	$119,145	(1.7)	12.1	$133,402	$119,610	11.5

     Average total deposits for the third quarter of 2008 increased $14.4 billion (12.1 percent) over the third quarter of 2007. Noninterest-bearing deposits increased $1.4 billion (5.1 percent) due primarily to Wealth Management & Security Services and Wholesale Banking, which included the impact of the Mellon 1st Business Bank acquisition. Average total savings deposits increased year-over-year by $7.6 billion (13.6 percent) due to a $6.3 billion increase (24.0 percent) in interest checking balances, primarily the result of higher broker-dealer and institutional trust balances, a $1.1 billion increase (4.6 percent) in money market savings balances driven by higher balances from broker-dealers, Consumer Banking and Mellon 1st Business Bank customers, and a modest increase in savings accounts balances. Average time certificates of deposit less than $100,000 were lower in the third quarter of 2008 than in the third quarter of 2007 by $1.9 billion (13.2 percent), reflecting the Company’s funding and pricing decisions and competition for these deposits by other financial institutions that have more limited access to wholesale funding sources given the current
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

market environment. Time deposits greater than $100,000 increased by $7.3 billion (34.3 percent) over the same period of 2007 as a result of both the Company’s wholesale funding decisions and the business lines’ ability to attract larger customer deposits given current market conditions.
     Average noninterest-bearing deposits for the third quarter of 2008 increased $471 million (1.7 percent) over the second quarter of 2008 due primarily to increases in business demand deposits, including the impact of the Mellon 1st Business Bank acquisition, partially offset by a seasonal decline in government deposits. Total average savings deposits declined modestly by $280 million (.4 percent) from the second quarter of 2008, as an increase in savings accounts balances was offset by declines in interest checking and money market accounts. The declines in interest checking and money market balances were primarily due to seasonally lower corporate trust balances and a reduction in government deposits, partially offset by the impact of the acquisition. Average time certificates less than $100,000 were slightly higher than the prior quarter, while average time deposits greater than $100,000 decreased by $2.5 billion (8.0 percent) from the prior quarter, primarily due to wholesale funding decisions. Total deposits were $139.5 billion at September 30, 2008 an increase of $4.4 billion (3.2 percent, 12.8 percent annualized) from June 30, 2008. This increase was driven by growth in Consumer Banking, Wealth Management & Securities Services and Wholesale Banking, as well as wholesale funding decisions.

NONINTEREST INCOME								Table 6

($ in millions)
				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q08 vs	3Q08 vs	YTD	YTD	Percent
	2008	2008	2007	2Q08	3Q07	2008	2007	Change

Credit and debit card revenue	$269	$266	$237	1.1	13.5	$783	$673	16.3
Corporate payment products revenue	179	174	166	2.9	7.8	517	472	9.5
ATM processing services	94	93	84	1.1	11.9	271	243	11.5
Merchant processing services	300	309	289	(2.9)	3.8	880	827	6.4
Trust and investment management fees	329	350	331	(6.0)	(.6)	1,014	995	1.9
Deposit service charges	286	278	276	2.9	3.6	821	800	2.6
Treasury management fees	128	137	118	(6.6)	8.5	389	355	9.6
Commercial products revenue	132	117	107	12.8	23.4	361	312	15.7
Mortgage banking revenue	61	81	76	(24.7)	(19.7)	247	211	17.1
Investment products fees and commissions	37	37	36	—	2.8	110	108	1.9
Securities gains (losses), net	(411)	(63)	7	nm	nm	(725)	11	nm
Other	8	113	150	(92.9)	(94.7)	680	478	42.3

Total noninterest income	$1,412	$1,892	$1,877	(25.4)	(24.8)	$5,348	$5,485	(2.5)

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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

Noninterest Income
     Third quarter noninterest income was $1,412 million, $465 million (24.8 percent) lower than the same quarter of 2007 and $480 million (25.4 percent) lower than the second quarter of 2008. Noninterest income declined from the third quarter of 2007, as strong fee-based revenue growth in a majority of revenue categories was offset by impairment charges related to structured investment securities, perpetual preferred stock, including the stock of GSEs, and certain non-agency mortgage-backed securities. In addition, retail lease residual losses increased from a year ago. Credit and debit card revenue, corporate payment products revenue, ATM processing services and merchant processing services were higher in the third quarter of 2008 than the same period of 2007 by $32 million (13.5 percent), $13 million (7.8 percent), $10 million (11.9 percent) and $11 million (3.8 percent), respectively. The strong growth in credit and debit card revenue was primarily driven by an increase in customer accounts and higher customer transaction volumes over the prior year quarter. Corporate payment products revenue growth reflected growth in sales volumes and business expansion. The ATM processing services increase was also due to growth in transaction volumes. Merchant processing services revenue was higher in the third quarter of 2008 than the same period of 2007 due to higher transaction volume and business expansion. Deposit service charges increased $10 million (3.6 percent) year-over-year, primarily due to account growth and higher transaction-related fees. Treasury management fees increased $10 million (8.5 percent), due primarily to the favorable impact of declining rates on customer earnings credits and account growth. Commercial products revenue increased $25 million (23.4 percent) year-over-year due to higher customer syndication fees, letters of credit, capital markets and other commercial loan fees. Mortgage banking revenue decreased $15 million (19.7 percent) due to an unfavorable net change in the valuation of mortgage servicing rights (“MSRs”) and related economic hedging activities, partially offset by increases in mortgage servicing income and production revenue. Net securities gains (losses) were lower than a year ago by $418 million due to the impact of impairment charges on various investment securities. Other income declined $142 million year-over-year, due to the adverse impact of higher retail lease residual losses, lower equity investment revenue and market valuation losses related to the bankruptcy of an investment banking firm.
     Noninterest income was lower by $480 million (25.4 percent) in the third quarter of 2008 than the second quarter of 2008, reflecting the unfavorable variance in net securities losses and higher retail lease residual losses. Credit and debit card revenue increased $3 million (1.1 percent) and corporate payment
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

products revenue increased $5 million (2.9 percent) due to higher transaction volumes. Deposit service charges increased $8 million (2.9 percent) due to account growth and more business days in the current quarter. Commercial products revenue increased over the second quarter of 2008 by $15 million (12.8 percent) due to higher syndication fees, stand-by letter of credit fees and foreign exchange revenue, partially offset by lower commercial leasing gains. These increases were offset by the several unfavorable variances. Merchant processing services revenue was lower in the third quarter of 2008 compared with the second quarter of 2008 by $9 million (2.9 percent) due to lower same store volumes and a change in the volume mix to business sectors with narrower processing margins. Trust and investment management fees decreased $21 million (6.0 percent) on a linked quarter basis due to seasonally higher second quarter tax filing fees and the impact of unfavorable equity market conditions. Treasury management fees decreased by $9 million (6.6 percent) on a linked quarter basis due primarily to seasonally higher government lock box activity in the second quarter. Mortgage banking revenue decreased by $20 million (24.7 percent) from the second quarter of 2008 due primarily to lower production income, partially offset by an increase in servicing revenue. The fair value of MSRs net of economic hedging activity remained relatively flat on a linked quarter basis. Net securities losses reflected a $348 million unfavorable variance on a linked quarter basis, due to higher impairment charges recorded on investment securities. Other income was lower on a linked quarter basis due to higher retail lease residual losses, lower equity investment revenue and market valuation losses, including derivatives write-offs.

NONINTEREST EXPENSE								Table 7

($ in millions)
				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q08 vs	3Q08 vs	YTD	YTD	Percent
	2008	2008	2007	2Q08	3Q07	2008	2007	Change

Compensation	$763	$761	$656	.3	16.3	$2,269	$1,950	16.4
Employee benefits	125	129	119	(3.1)	5.0	391	375	4.3
Net occupancy and equipment	199	190	189	4.7	5.3	579	550	5.3
Professional services	61	59	56	3.4	8.9	167	162	3.1
Marketing and business development	75	66	71	13.6	5.6	220	191	15.2
Technology and communications	153	149	140	2.7	9.3	442	413	7.0
Postage, printing and supplies	73	73	70	—	4.3	217	210	3.3
Other intangibles	88	87	94	1.1	(6.4)	262	283	(7.4)
Other	286	321	381	(10.9)	(24.9)	907	884	2.6

Total noninterest expense	$1,823	$1,835	$1,776	(.7)	2.6	$5,454	$5,018	8.7

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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

Noninterest Expense
     Third quarter noninterest expense totaled $1,823 million, an increase of $47 million (2.6 percent) over the same quarter of 2007 and a decrease of $12 million (.7 percent) from the second quarter of 2008. Compensation expense increased $107 million (16.3 percent) over the same period of 2007 due to growth in ongoing bank operations, acquired businesses and other bank initiatives and the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). Under this new accounting standard, compensation expense is no longer deferred for origination of mortgage loans held for sale. Employee benefits expense increased $6 million (5.0 percent) year-over-year as higher payroll taxes and medical costs were partially offset by lower pension costs. Net occupancy and equipment expense increased $10 million (5.3 percent) over the third quarter of 2007, primarily due to acquisitions, as well as branch-based and other business expansion initiatives. Professional services expense increased $5 million (8.9 percent) from the third quarter of 2007 due to increased litigation related costs. Marketing and business development expense increased $4 million (5.6 percent) year-over-year due to the timing of Consumer Banking product marketing programs and a national advertising campaign. Technology and communications expense increased $13 million (9.3 percent) year-over-year, primarily due to increased processing volumes and business expansion. These increases were partially offset by decreases in other intangibles expense of $6 million (6.4 percent) and other expense of $95 million (24.9 percent), due primarily to the $115 million Visa Charge recognized in the third quarter of 2007.
     Noninterest expense in the third quarter of 2008 was relatively flat compared with the second quarter of 2008. Other expense decreased by $35 million (10.9 percent) from the second quarter of 2008 due to lower merchant processing costs and a reduction in credit-related costs for other real estate owned. Employee benefits expense decreased $4 million (3.1 percent) on a linked quarter basis due to lower employee recruitment expense, payroll taxes and other benefits. These favorable variances were offset by increases in net occupancy and equipment expense due to business expansion and other initiatives, marketing and business development expense due primarily to the national advertising campaign, and technology and communication expense due to increased volumes and the impact of an acquisition.
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

Provision for Income Taxes
     The provision for income taxes for the third quarter of 2008 resulted in a tax rate on a taxable-equivalent basis of 28.7 percent (effective tax rate of 25.6 percent) compared with 30.9 percent (effective tax rate of 30.1 percent) in the third quarter of 2007 and 30.6 percent (effective tax rate of 28.9 percent) in the second quarter of 2008.

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)
	3Q	2Q	1Q	4Q	3Q
	2008	2008	2008	2007	2007

Balance, beginning of period	$2,648	$2,435	$2,260	$2,260	$2,260

Net charge-offs
Commercial	57	51	39	23	26
Lease financing	22	18	16	13	11

Total commercial	79	69	55	36	37
Commercial mortgages	9	6	4	3	1
Construction and development	56	12	8	7	1

Total commercial real estate	65	18	12	10	2

Residential mortgages	71	53	26	17	17

Credit card	149	139	108	88	77
Retail leasing	9	8	7	6	3
Home equity and second mortgages	48	48	30	22	20
Other retail	77	61	55	46	43

Total retail	283	256	200	162	143

Total net charge-offs	498	396	293	225	199
Provision for credit losses	748	596	485	225	199
Acquisitions and other changes	—	13	(17)	—	—

Balance, end of period	$2,898	$2,648	$2,435	$2,260	$2,260

Components
Allowance for loan losses	$2,767	$2,518	$2,251	$2,058	$2,041
Liability for unfunded credit commitments	131	130	184	202	219

Total allowance for credit losses	$2,898	$2,648	$2,435	$2,260	$2,260

Gross charge-offs	$544	$439	$348	$287	$256
Gross recoveries	$46	$43	$55	$62	$57

Allowance for credit losses as a percentage of Period-end loans	1.71	1.60	1.54	1.47	1.52
Nonperforming loans	222	273	358	406	441
Nonperforming assets	194	233	288	328	353
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

Credit Quality
     During the third quarter of 2008, credit losses and nonperforming assets continued to trend higher. The allowance for credit losses was $2,898 million at September 30, 2008, compared with $2,648 million at June 30, 2008, and $2,260 million at September 30, 2007. As a result of the continued stress in the residential housing markets, homebuilding and related industry sectors, and growth of the loan portfolios, the Company has increased the allowance for credit losses by $638 million during 2008. The credit stress is being reflected in higher delinquencies, nonperforming asset levels and net charge-offs relative to a year ago and the second quarter of 2008. Total net charge-offs in the third quarter of 2008 were $498 million, compared with the second quarter of 2008 net charge-offs of $396 million and the third quarter of 2007 net charge-offs of $199 million. The increase in total net charge-offs from a year ago was driven by the factors affecting the residential housing markets as well as homebuilding and related industries, credit costs associated with credit card and other consumer loan growth over the past several quarters.
     Commercial and commercial real estate loan net charge-offs increased to $144 million in the third quarter of 2008 (.66 percent of average loans outstanding) compared with $87 million (.41 percent of average loans outstanding) in the second quarter of 2008 and $39 million (.20 percent of average loans outstanding) in the third quarter of 2007. This increasing trend in commercial and commercial real estate losses reflected the continuing stress within the portfolios, especially residential homebuilding and related industry sectors.
     Residential mortgage loan net charge-offs increased to $71 million in the third quarter of 2008 (1.21 percent of average loans outstanding) compared with $53 million (.91 percent of average loans outstanding) in the second quarter of 2008 and $17 million (.30 percent of average loans outstanding) in the third quarter of 2007. The increased residential mortgage losses were primarily related to loans originated within the consumer finance division and reflected the impact of rising foreclosures on sub-prime mortgages and current economic conditions.
     Total retail loan net charge-offs were $283 million (1.98 percent of average loans outstanding) in the third quarter of 2008 compared with $256 million (1.86 percent of average loans outstanding) in the second quarter of 2008 and $143 million (1.15 percent of average loans outstanding) in the third quarter of 2007. The increased retail loan credit losses reflected the Company’s growth in credit card and consumer loan balances, as well as the adverse impact of current economic conditions on consumers.
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

     The ratio of the allowance for credit losses to period-end loans was 1.71 percent at September 30, 2008, compared with 1.60 percent at June 30, 2008, and 1.52 percent at September 30, 2007. The ratio of the allowance for credit losses to nonperforming loans was 222 percent at September 30, 2008, compared with 273 percent at June 30, 2008, and 441 percent at September 30, 2007.

CREDIT RATIOS					Table 9
(Percent)
	3Q	2Q	1Q	4Q	3Q
	2008	2008	2008	2007	2007

Net charge-offs ratios (a)
Commercial	.47	.43	.34	.21	.25
Lease financing	1.36	1.14	1.03	.86	.76
Total commercial	.58	.51	.43	.29	.31

Commercial mortgages	.16	.11	.08	.06	.02
Construction and development	2.36	.52	.35	.31	.04
Total commercial real estate	.81	.24	.16	.14	.03

Residential mortgages	1.21	.91	.46	.30	.30

Credit card	4.85	4.84	3.93	3.29	3.09
Retail leasing	.69	.58	.49	.39	.19
Home equity and second mortgages	1.07	1.13	.73	.53	.49
Other retail	1.41	1.16	1.25	1.05	1.00
Total retail	1.98	1.86	1.58	1.28	1.15

Total net charge-offs	1.19	.98	.76	.59	.54

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.11	.09	.09	.07	.07
Commercial real estate	.05	.09	.13	.02	.04
Residential mortgages	1.34	1.09	.98	.86	.58
Retail	.68	.63	.69	.68	.55
Total loans	.46	.41	.43	.38	.30

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.76	.71	.60	.43	.51
Commercial real estate	2.25	1.57	1.18	1.02	.83
Residential mortgages	2.00	1.55	1.24	1.10	.79
Retail	.81	.74	.77	.73	.61
Total loans	1.23	1.00	.86	.74	.65

(a)	annualized and calculated on average loan balances

(b)	ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

ASSET QUALITY					Table 10
($ in millions)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2008	2008	2008	2007	2007

Nonperforming loans
Commercial	$280	$265	$201	$128	$161
Lease financing	85	75	64	53	46

Total commercial	365	340	265	181	207
Commercial mortgages	164	139	102	84	73
Construction and development	545	326	212	209	153

Total commercial real estate	709	465	314	293	226
Residential mortgages	155	108	59	54	48
Retail	74	58	42	29	32

Total nonperforming loans	1,303	971	680	557	513

Other real estate	164	142	141	111	113
Other nonperforming assets	25	22	24	22	15

Total nonperforming assets (a)	$1,492	$1,135	$845	$690	$641

Accruing loans 90 days or more past due	$787	$687	$676	$584	$451

Restructured loans that continue to accrue interest	$1,180	$1,029	$695	$551	$468

Nonperforming assets to loans plus ORE (%)	.88	.68	.53	.45	.43

(a)	does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at September 30, 2008, totaled $1,492 million, compared with $1,135 million at June 30, 2008, and $641 million at September 30, 2007. The ratio of nonperforming assets to loans and other real estate was .88 percent at September 30, 2008, compared with .68 percent at June 30, 2008, and .43 percent at September 30, 2007. The increase in nonperforming assets from a year ago was driven primarily by the residential construction portfolio and related industries, as well as the residential mortgage portfolio, an increase in foreclosed residential properties and the impact of the economic slowdown on other commercial customers. The Company expects nonperforming assets to continue to increase due to general economic conditions and continuing stress in the residential mortgage portfolio and residential construction industry. Accruing loans 90 days or more past due increased to $787 million at September 30, 2008, compared with $687 million at June 30, 2008, and $451 million at September 30, 2007. The year-over-year increase in delinquent loans that continue to accrue interest was primarily related to residential mortgages, credit cards and home equity loans. Restructured loans that continue to accrue interest have also increased from the third quarter of 2007 and the second quarter of 2008, reflecting the impact of restructurings for certain residential mortgage customers in light of current economic conditions. The Company expects this
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

trend to continue in the near term as residential home valuations decline and certain borrowers take advantage of the Company’s mortgage loan restructuring programs.

CAPITAL POSITION					Table 11
($ in millions)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2008	2008	2008	2007	2007

Total shareholders’ equity	$21,675	$21,828	$21,572	$21,046	$20,686
Tier 1 capital	18,877	18,624	18,543	17,539	17,288
Total risk-based capital	27,403	27,502	27,207	25,925	25,820

Tier 1 capital ratio	8.5%	8.5%	8.6%	8.3%	8.5%
Total risk-based capital ratio	12.3	12.5	12.6	12.2	12.7
Leverage ratio	8.0	7.9	8.1	7.9	8.0
Common equity to assets	8.2	8.2	8.3	8.4	8.6
Tangible common equity to assets	5.3	5.2	5.3	5.1	5.3
     Total shareholders’ equity was $21.7 billion at September 30, 2008, compared with $21.8 billion at June 30, 2008, and $20.7 billion at September 30, 2007. The Tier 1 capital ratio was 8.5 percent at September 30, 2008, June 30, 2008, and September 30, 2007. The total risk-based capital ratio was 12.3 percent at September 30, 2008, compared with 12.5 percent at June 30, 2008, and 12.7 percent at September 30, 2007. The leverage ratio was 8.0 percent at September 30, 2008, compared with 7.9 percent at June 30, 2008, and 8.0 percent at September 30, 2007. Tangible common equity to assets was 5.3 percent at September 30, 2008, compared with 5.2 percent at June 30, 2008, and 5.3 percent at September 30, 2007. All regulatory ratios continue to be in excess of stated “well-capitalized” requirements. The Company does not plan to buy back shares during the remainder of 2008.

COMMON SHARES					Table 12
(Millions)	3Q	2Q	1Q	4Q	3Q
	2008	2008	2008	2007	2007

Beginning shares outstanding	1,741	1,738	1,728	1,725	1,728
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	13	3	12	3	3
Shares repurchased	—	—	(2)	—	(6)

Ending shares outstanding	1,754	1,741	1,738	1,728	1,725

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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13
($ in millions)
	Net Income			Percent Change					3Q 2008
	3Q	2Q	3Q	3Q08 vs	3Q08 vs	YTD	YTD	Percent	Earnings
Business Line	2008	2008	2007	2Q08	3Q07	2008	2007	Change	Composition

Wholesale Banking	$237	$254	$265	(6.7)	(10.6)	$746	$809	(7.8)	41%
Consumer Banking	272	324	471	(16.0)	(42.3)	983	1,405	(30.0)	47
Wealth Management & Securities Services	116	149	151	(22.1)	(23.2)	411	447	(8.1)	20
Payment Services	269	277	274	(2.9)	(1.8)	828	757	9.4	47
Treasury and Corporate Support	(318)	(54)	(65)	nm	nm	(352)	(36)	nm	(55)

Consolidated Company	$576	$950	$1,096	(39.4)	(47.4)	$2,616	$3,382	(22.6)	100%

(a) preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2008, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, and public sector clients. Wholesale Banking contributed $237 million of the Company’s net income in the third quarter of 2008, a 10.6 percent decrease from the same period of 2007 and a 6.7 percent decrease from the second quarter of 2008. Stronger net interest income year-over-year and an increase in fee-based revenue were offset by securities valuation losses due to adverse market conditions and an increase in total noninterest expense, driven primarily by the
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

Mellon 1st Business Bank acquisition. Net interest income increased $50 million year-over-year due to strong growth in average earning assets and deposits, partially offset by declining loan rates and a decrease in the margin benefit of deposits. Total noninterest income increased $9 million (4.4 percent) as growth in treasury management, letter of credit, commercial loan and foreign exchange fees was partially offset by securities valuation losses and lower earnings from equity investments. Total noninterest expense increased by $20 million (8.4 percent) over a year ago, primarily due to higher compensation and employee benefits expense related to merit increases and the impact of an acquisition and other business initiatives. The provision for credit losses increased $83 million due to continued credit deterioration in the homebuilding and commercial home supplier industries.
     Wholesale Banking’s contribution to net income in the third quarter of 2008 was $17 million (6.7 percent) lower compared with the second quarter of 2008. Growth in total net revenue (1.5 percent) and modestly lower total noninterest expense (1.9 percent) were offset by a $43 million increase in the provision for credit losses, due to higher net charge-offs. Total net revenue was higher on a linked quarter basis due to an increase in net interest income (5.2 percent), partially offset by lower total noninterest income (6.1 percent). The increase in net interest income was due primarily to growth in average loan balances, partially offset by the effect of asset repricing. Total noninterest income decreased on a linked quarter basis due primarily to lower equity investment income, including an investment in a commercial real estate business. Total noninterest expense decreased $5 million (1.9 percent) due to lower processing costs impacted by higher second quarter of 2008 government lock box volume. The provision for credit losses increased due to higher net charge-offs principally related to construction lending.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer Banking contributed $272 million of the Company’s net income in the third quarter of 2008, a 42.3 percent decrease from the same period of 2007 and a 16.0 percent decrease from the prior quarter. Within Consumer Banking, the retail banking division accounted for $241 million of the total contribution, a 44.9 percent decrease on a year-over-year basis and a 17.2 percent decrease from the prior quarter. The decrease in the retail banking division from the same period of 2007 was due to lower total net revenue, growth in total noninterest expense related to incremental business investments and an increase in the provision for credit losses. Net interest income for the retail
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

banking division declined year-over-year as increases in average loan balances and yield-related loan fees were more than offset by lower deposit balances, as customers utilized balances to fund higher living costs, and a decline in the margin benefit of deposits given the declining interest rate environment. Total noninterest income for the retail banking division decreased 16.1 percent from a year ago due to lower retail lease revenue related to higher retail lease residual losses, partially offset by growth in revenue from ATM processing services and higher deposit service charges. Total noninterest expense in the third quarter of 2008 increased 8.2 percent for the division over the same quarter of 2007, reflecting branch expansion initiatives, geographical promotional activities and customer service initiatives. In addition, the division experienced higher fraud losses and credit-related costs associated with other real estate owned and foreclosures. The provision for credit losses for the retail banking division was higher due to a $120 million year-over-year increase in net charge-offs, reflecting portfolio growth and credit deterioration in residential mortgages, home equity and other installment and consumer loan portfolios. In the third quarter of 2008, the mortgage banking division’s contribution was $31 million, a $3 million (8.8 percent) decrease from the same period of 2007. The decrease in the mortgage banking division’s contribution was a result of higher total noninterest expense and provision for credit losses, partially offset by higher total net revenue. The division’s total net revenue increased by $27 million (25.7 percent) over a year ago, reflecting an increase in net interest income and an increase in mortgage servicing income and production revenue, partially offset by an unfavorable net change in the valuation of MSRs and related economic hedging activities. As a result of higher rates and increased loan production, net interest income increased $38 million as average mortgage loans and mortgage loans held for sale increased over a year ago. Total noninterest income was favorably impacted by loan production and the adoption of SFAS 157 in early 2008. Total noninterest expense for the mortgage banking division increased $26 million (51.0 percent) over the third quarter of 2007, primarily due to the impact of the adoption of SFAS 157 on compensation expense, higher production levels from a year ago and servicing costs associated with other real estate owned and foreclosures.
     Consumer Banking’s contribution in the third quarter of 2008 decreased $52 million (16.0 percent) compared with the second quarter of 2008. The retail banking division’s contribution decreased 17.2 percent on a linked quarter basis, driven primarily by an increase in the provision for credit losses and higher retail lease residual losses. Total net revenue for the retail banking division decreased $24 million (1.8 percent) due to lower total noninterest income, partially offset by higher net interest income. Net interest income increased by 2.7 percent on a linked quarter basis due to the favorable impact of growth in average loan
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

balances and loan fees. The decrease in total noninterest income was driven by higher retail lease residual losses, partially offset by higher deposit service charges. Total noninterest expense for the retail banking division increased $15 million (2.1 percent) on a linked quarter basis. This increase was due to higher compensation and employee benefits expense due to the branch expansion, higher processing costs and the timing of marketing programs. The provision for credit losses for the division reflected a $40 million increase in net charge-offs compared with the second quarter of 2008, reflecting higher consumer delinquencies. The contribution of the mortgage banking division decreased $2 million from the second quarter of 2008, driven primarily by lower total net revenue. Total net revenue decreased by 7.7 percent principally due to lower production revenue, partially offset by higher servicing income. The valuation of MSRs and related economic hedging activities was relatively flat on a linked quarter basis. Total noninterest expense in the mortgage banking division decreased $4 million (4.9 percent) from the second quarter of 2008. In addition, the mortgage banking division’s provision for credit losses declined $3 million on a linked quarter basis.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $116 million of the Company’s net income in the third quarter of 2008, a 23.2 percent decrease compared with the same period of 2007 and a 22.1 percent decrease from the second quarter of 2008. Total net revenue year-over-year decreased $38 million (7.8 percent) as net interest income declined by $7 million (5.8 percent) due primarily to the lower margin benefit of deposits while total noninterest income declined by $31 million (8.5 percent) due to the impact of unfavorable equity market conditions compared with a year ago, partially offset by core account growth. Total noninterest expense was 6.5 percent higher compared with the same quarter of 2007, primarily due to higher compensation and employee benefits expense and legal related costs, partially offset by lower other intangibles expense.
     The decrease in the business line’s contribution in the third quarter of 2008 compared with the linked quarter was primarily due to the unfavorable impact of equity market conditions on fees and seasonally higher tax filing fees in the second quarter of 2008. This decrease was partially offset by higher net interest income.
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services are highly inter-related with banking products and services of the other lines of business and rely on access to the bank subsidiary’s settlement network, lower cost funding available to the Company, cross-selling opportunities and operating efficiencies. Payment Services contributed $269 million of the Company’s net income in the third quarter of 2008, a decrease of 1.8 percent from the same period of 2007 and a 2.9 percent decrease compared with the second quarter of 2008. The decline year-over-year was due primarily to an increase in the provision for credit losses driven by an increase in net charge-offs of $86 million which reflected credit card portfolio growth, higher delinquency rates and changing economic conditions from a year ago. In addition, total noninterest expense increased $36 million (9.8 percent) year-over-year, primarily due to business expansion and increased transaction processing costs. These unfavorable variances were partially offset by an increase in total net revenue year-over-year due to higher net interest income (28.6 percent) and total noninterest income (8.4 percent). Net interest income increased due to strong growth in credit card balances and the timing of asset repricing in a declining rate environment. During the past year, all payment processing revenue categories benefited from account growth, higher transaction volumes and business expansion initiatives.
     Payment Services’ contribution in the third quarter of 2008 decreased $8 million (2.9 percent) from the second quarter of 2008 primarily due to an increase in the provision for credit losses (10.7 percent) due to portfolio growth and changing economic conditions. Total net revenue was relatively flat compared with the second quarter of 2008. Net interest income increased $4 million (1.6 percent) on a linked quarter basis, as loan volume growth was offset by declining rates. Total noninterest income increased slightly (.4 percent) as increases in credit and debit card revenue and corporate payment products revenue due to volume growth were offset by a decline in merchant processing services revenue due to lower same store volumes and a change in the volume mix to business sectors with narrower processing margins.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded a net loss of $318 million in the third quarter of 2008, compared with a net loss of $65 million in the third quarter of 2007 and a net loss of $54 million in the second quarter of 2008. Net interest income increased $197 million in the current quarter
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

over the third quarter of 2007, reflecting the impact of the declining rate environment, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income decreased $411 million, primarily reflecting the impairment charges for structured investment securities, perpetual preferred stock, including the stock of GSEs, and certain non-agency mortgage-backed securities. Total noninterest expense decreased $107 million primarily due to the Visa Charge recognized in the third quarter of 2007. The provision for credit losses increased $252 million reflecting incremental provision, which exceeded net-charge-offs, taken this quarter. This incremental provision reflected deterioration in credit quality within the loan portfolios related to stress in the residential real estate markets, including homebuilding and related industries, and the impact of economic conditions on the loan portfolios.
     Net income in the third quarter of 2008 was lower on a linked quarter basis due to the net unfavorable impact of the securities impairments and the incremental provision for credit losses.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
RICHARD K. DAVIS, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND ANDREW CECERE, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT 6:30 AM (CT) ON TUESDAY, OCTOBER 21, 2008. The conference call will be available by telephone or on the Internet. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 67006722. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Tuesday, October 21st, and will run through Tuesday, October 28th, at 11:00 PM (CT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 67006722. Find the recorded call via the Internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $247 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States as of June 30, 2008. The Company operates 2,556 banking offices and 4,903 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
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U.S. Bancorp Reports Third Quarter 2008 Results
October 21, 2008

Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including continued deterioration in general business and economic conditions and in the financial markets; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.
A continuation of the recent turbulence in significant portions of the global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities, and indirectly by affecting our counterparties and the economy generally. Dramatic declines in the housing market in the past year have resulted in significant write-downs of asset values by financial institutions. Concerns about the stability of the financial markets generally have reduced the availability of funding to certain financial institutions, leading to a tightening of credit, reduction of business activity, and increased market volatility. There can be no assurance that the Emergency Economic Stabilization Act of 2008 or the actions taken by the U.S. Treasury Department thereunder will help to stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely impact our business. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive landscape.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2007, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,
(Unaudited)	2008	2007	2008	2007

Interest Income
Loans	$2,487	$2,703	$7,476	$7,897
Loans held for sale	52	76	174	205
Investment securities	478	522	1,507	1,554
Other interest income	40	33	120	101

Total interest income	3,057	3,334	9,277	9,757
Interest Expense
Deposits	425	694	1,489	2,032
Short-term borrowings	276	374	861	1,081
Long-term debt	423	599	1,316	1,696

Total interest expense	1,124	1,667	3,666	4,809

Net interest income	1,933	1,667	5,611	4,948
Provision for credit losses	748	199	1,829	567

Net interest income after provision for credit losses	1,185	1,468	3,782	4,381
Noninterest Income
Credit and debit card revenue	269	237	783	673
Corporate payment products revenue	179	166	517	472
ATM processing services	94	84	271	243
Merchant processing services	300	289	880	827
Trust and investment management fees	329	331	1,014	995
Deposit service charges	286	276	821	800
Treasury management fees	128	118	389	355
Commercial products revenue	132	107	361	312
Mortgage banking revenue	61	76	247	211
Investment products fees and commissions	37	36	110	108
Securities gains (losses), net	(411)	7	(725)	11
Other	8	150	680	478

Total noninterest income	1,412	1,877	5,348	5,485
Noninterest Expense
Compensation	763	656	2,269	1,950
Employee benefits	125	119	391	375
Net occupancy and equipment	199	189	579	550
Professional services	61	56	167	162
Marketing and business development	75	71	220	191
Technology and communications	153	140	442	413
Postage, printing and supplies	73	70	217	210
Other intangibles	88	94	262	283
Other	286	381	907	884

Total noninterest expense	1,823	1,776	5,454	5,018

Income before income taxes	774	1,569	3,676	4,848
Applicable income taxes	198	473	1,060	1,466

Net income	$576	$1,096	$2,616	$3,382

Net income applicable to common equity	$557	$1,081	$2,563	$3,337

Earnings per common share	$.32	$.63	$1.47	$1.92
Diluted earnings per common share	$.32	$.62	$1.46	$1.89
Dividends declared per common share	$.425	$.400	$1.275	$1.200
Average common shares outstanding	1,743	1,725	1,738	1,737
Average diluted common shares outstanding	1,757	1,745	1,754	1,762

U.S. Bancorp
Consolidated Ending Balance Sheet

	September 30,	December 31,	September 30,
(Dollars in Millions)	2008	2007	2007

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$7,118	$8,884	$6,636
Investment securities
Held-to-maturity	64	74	78
Available-for-sale	39,285	43,042	40,293
Loans held for sale	3,116	4,819	4,601
Loans
Commercial	56,454	51,074	48,012
Commercial real estate	32,177	29,207	28,517
Residential mortgages	23,341	22,782	22,563
Retail	57,891	50,764	49,947

Total loans	169,863	153,827	149,039
Less allowance for loan losses	(2,767)	(2,058)	(2,041)

Net loans	167,096	151,769	146,998
Premises and equipment	1,775	1,779	1,779
Goodwill	7,816	7,647	7,604
Other intangible assets	3,242	3,043	3,150
Other assets	17,543	16,558	16,489

Total assets	$247,055	$237,615	$227,628

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$35,476	$33,334	$28,272
Interest-bearing	76,697	72,458	70,916
Time deposits greater than $100,000	27,331	25,653	23,560

Total deposits	139,504	131,445	122,748
Short-term borrowings	37,423	32,370	28,868
Long-term debt	40,110	43,440	45,241
Other liabilities	8,343	9,314	10,085

Total liabilities	225,380	216,569	206,942
Shareholders’ equity
Preferred stock	1,500	1,000	1,000
Common stock	20	20	20
Capital surplus	5,646	5,749	5,748
Retained earnings	23,032	22,693	22,500
Less treasury stock	(6,695)	(7,480)	(7,554)
Other comprehensive income	(1,828)	(936)	(1,028)

Total shareholders’ equity	21,675	21,046	20,686

Total liabilities and shareholders’ equity	$247,055	$237,615	$227,628